                                                                      EXHIBIT 11

                      ATALANTA/SOSNOFF CAPITAL CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                   THREE MONTHS ENDED MARCH 31, 1999 AND 1998
                                   (UNAUDITED)

                                                       1999            1998
                                                       ----            ----
Earnings-
    Net income                                       $2,896,658     $1,790,365
                                                     ==========     ==========

Basic earnings per share:
    Shares - weighted average number of common        9,338,401      9,587,401
       shares outstanding

Basic earnings per share:                            $     0.31     $     0.19
                                                     ==========     ==========

Dilutive earnings per share:
    Common stock equivalents - options                    6,722         20,457


Shares - weighted average number of common shares
    and common equivalent shares outstanding          9,345,123      9,607,858
                                                     ==========     ==========

Dilutive earnings per share:                         $     0.31     $     0.19
                                                     ==========     ==========
Antidilutive options as of March 31                     200,000       --------
                                                     ==========     ==========


     See Note 7 of the Notes to Condensed Consolidated Financial Statements


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